Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $11.60 for end of First Quarter 2009

HAMILTON, Bermuda--(BUSINESS WIRE) – May 4, 2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced first quarter 2009 basic book value per share of $12.04 and diluted book value per share of $11.60, up 4.0% and 3.0% for the quarter (percentages inclusive of dividends), respectively.  Net income attributable to Flagstone’s common shareholders for the quarter ended March 31, 2009 was $35.7 million, or $0.42 per diluted share, compared to $32.9 million, or $0.38 per diluted share, for the quarter ended March 31, 2008.

Operating highlights for the three months ended March 31, 2009 and 2008 included the following:

	Three months ended March 31,
	2009	2008	% change
	(Expressed in millions of U.S. dollars, except % change and ratios)
Operating income (1)	$31.3	$50.8	(38.4)%
Gross premiums written	$361.5	$242.2	49.2%
Net premiums earned	$172.8	$135.3	27.8%
Combined ratio	80.4%	66.9%
Total return on investments	(0.1)%	0.2%
1Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

CEO David Brown commented: “We are pleased with our financial result for the first quarter of 2009. From an underwriting perspective, we performed well despite some international catastrophes, including Winter Storm Klaus and Australian bushfires.  Due to the significant geographic diversification in our portfolio, we will expect to suffer losses more frequently from international events than those of our peers with more concentrated North American exposure.  However, due to the increased premium leverage this diversification affords us, we are able to produce a superior loss ratio measured over time. We believe that our loss ratio over the last 3 years is amongst the best in our industry.

We are very pleased with the renewal book of business written for the first quarter as we saw good rate increases both internationally and in North America. Furthermore, Japanese renewals showed rate increases for the first time in several years.  On the back of this attractive market, we were able to reposition the portfolio strategically to lower our overall exposure and increase our premiums.

Our gross premiums written increased 49.2% with our new Lloyd’s acquisition, Marlborough, accounting for 41% of the increase. We expect Marlborough to continue to generate attractive business in the short tail specialty lines it targets and materially add to our diversification. However, the impact on our bottom line will take some time to be recognized as the premiums earned from Marlborough were small this quarter but will increase as the year progresses.

Our purchases of retrocessional cover in the last quarter of 2008 have proven valuable and should allow us to write more of the attractive business we are seeing in the market. We are now seeing mid-year renewal programs come to the market and we anticipate is that the attractive market will continue to develop.  We are bullish on the opportunities to present themselves to us and expect to take proper advantage of the situation.”

Chairman Mark Byrne noted: “Our basic book value increased 4.0% and on a diluted basis 3.0% for the quarter, which are satisfactory results. With the de-risking of our asset portfolio in October, we do not expect to receive much return from the current allocation so our results did not have any asset return as a tailwind.  However, given the excellent underwriting opportunities, we are happy with a high quality portfolio of mainly fixed income securities and cash.  The conservative positioning of our assets gives us a stable capital base from which to underwrite and provides us with the advantage of being a superior credit to our clients and counterparties.  In these unstable times we believe this gives us an added edge, allowing us to see preferential business and terms.

Throughout the first quarter we continued to refine and integrate our global platform and the spread of quality business produced was a direct result of this global reach.  Our significant investments in systems, technology, and people allow us to process large amounts of submissions and data, from which we select only the highest quality, all of which shows up in our underwriting results.  This approach gives us the ability to efficiently scale our business as attractive opportunities arise, as well as reducing expense ratios as we mature.  Our book of business is already significantly diversified on a geographic basis, but we continue to diversify our lines of business into attractive short-tail segments, making us a true multi-line reinsurer and insurer.

We are as excited about the current business environment as we have ever been and expect to profit from it to our fullest capability.  As significant shareholders in the company, we are looking forward to the remainder of the year.”

	Three Months Ended March 31,
	2009	2008
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$361,485	$242,246
Net premiums written	$285,816	$226,232
Net premiums earned	$172,835	$135,257
Net investment (loss) income	$(1,753)	$18,696
Loss and loss adjustment expenses	$76,594	$39,767
Net income attributable to Flagstone	$35,743	$32,860
Total Flagstone shareholders’ equity	$1,024,123	$1,241,562
Combined ratio (1)	80.4%	66.9%
Basic earnings per share	$0.42	$0.38
Diluted earnings per share (2)	$0.42	$0.38
Basic book value per share	$12.04	$14.53
Diluted book value per share	$11.60	$14.08
Change in basic book value per share (3)	4.0%	2.8%
Change in diluted book value per share (3)	3.0%	1.8%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended March 31, 2009 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,871,703 PSU’s expected to vest under the PSU plan as at March 31, 2009.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to Flagstone’s shareholders’ equity is presented at the end of this release.

Results of Operations

Underwriting results

Reinsurance segment

Gross premiums written for our reinsurance segment in the first quarter of 2009 were $303.8 million compared to $223.1 million for the same period in 2008, an increase in gross premiums written of $80.7 million, or 36.2%. The increase was due to increased participation on a number of key accounts and new programs, due to rate increases on catastrophe exposed treaties, to the contribution of Flagstone Africa and Flagstone Alliance of $24.2 million which were not subsidiaries in 2008, partially offset by the non renewal of certain treaties that did not meet the Company’s profitability objectives and a decrease in non-USD premiums due to the strengthening of the U.S. Dollar.

The gross premiums written in the first quarter of 2009 include $208.7 million for property catastrophe, $42.8 million for other property and $52.3 million for specialty, compared to $164.6 million, $18.9 million and $39.6 million, respectively, for the same quarter in 2008.

Our ceded premiums increased significantly during the first quarter of 2009 due to our decision to strategically manage probable maximum loss in peak zones and use retrocessional cover as synthetic capital.  Ceded premiums were $67.6 million in the first quarter of 2009 compared to $5.3 million in the same period last year. Reinsurance purchases to date have represented prospective cover; that is, ceded reinsurance purchased to protect against the risk of future losses as opposed to covering losses that have already incurred but have not been paid. The majority of these contracts are excess-of-loss contracts covering one or more lines of business. To a lesser extent we have also purchased quota share reinsurance with respect to specific lines of business.

Net premiums earned were $166.6 million for the first quarter of 2009 compared to $128.1 million for the same quarter in 2008, an increase of $38.5 million, or 30.0%. Net premiums earned did not increase proportionally to our increase in premiums written as our reinsurance purchases partially offset the increase. Generally, our ceded premiums are earned over 12 months while a large portion of our property premiums written are earned over 24 months.

Our reinsurance segment reported a combined ratio of 76.0% for the first quarter of 2009 compared to 66.2% for the first quarter of 2008.

Loss and loss adjustment expenses were $71.2 million for the first quarter of 2009, representing a loss ratio of 42.8% compared to $39.8 million and a loss ratio of 31.1% for the same period in 2008.  The increase in the loss ratio from the first quarter of 2008 was primarily due to the impact of higher reinsurance purchases on net premiums earned and due to more severe catastrophic events in the first quarter of 2009 than in the same period in 2008, including gross losses related to winter storm Klaus ($13.2 million) and Australia bush fires ($10.3 million).  During the first quarter of 2008, there were no significant loss events.

Our acquisition cost ratio was 16.4% for the three months ended March 31, 2009 compared to 16.3% for the same period in 2008.

General and administrative expenses for the three months ended March 31, 2009, were $28.0 million compared to $24.1 million in the three months ended March 31, 2008. This increase is primarily due to increased costs associated with additional staff as a result of the acquisition of Flagstone Africa and Flagstone Alliance during the second and third quarters of 2008 respectively.

Lloyd’s Segment

As a result of the acquisition of Marlborough, the managing agency for Lloyd’s Syndicate 1861, in November 2008, the Company established a new reporting segment.  Syndicate 1861 began writing business for the benefit of Flagstone effective January 1, 2009.  As such there are no comparative numbers for the prior year.  The net underwriting loss for the Lloyd’s segment for the three months ended March 31, 2009 amounted to $1.7 million. Due to the start up nature of the 2009 year of account for Syndicate 1861, the level of earned income is slowly ramping up with new business, placing strain on the underwriting result as we have incurred expenses for the full quarter. In addition, due to the start up nature there is a very limited level of funds available and therefore minimal investment income has been earned to date.

Gross premiums written were $49.0 million for the three months ended March 31, 2009 and consist primarily of property and specialty lines.

Premiums ceded for the three months ended March 31, 2009 were $5.1 million (10.5% of gross premiums written). In the normal course of its business, the Company purchases reinsurance in order to manage its exposures. The amount and type of reinsurance that it enters into is dependent on a variety of factors, including the cost of a particular reinsurance cover and the nature of its gross premiums written during a particular period.

Net premiums earned totaled $6.4 million for the three months ended March 31, 2009. The net premiums earned are a function of the timing and amount of premiums written and given the start up nature of the syndicate’s writings, premiums earned are small relative to the writings during the current quarter.

Other related income, derived from services provided to syndicates and third parties, totaled $2.0 million for the three months ended March 31, 2009.

Loss and loss adjustment expenses amounted to $5.3 million for the three months ended March 31, 2009. There were no significant loss events recorded during the quarter ended March 31, 2009.

Acquisition costs totaled $1.0 million three months ended March 31, 2009, for an acquisition cost ratio of 16.1%.

General and administrative expenses for the three months ended March 31, 2009 were $3.8 million. General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.

Insurance segment

The net underwriting (loss) income for the three months ended March 31, 2009 amounted to $(0.3) million compared to $2.3 million for the three months ended March 31, 2008. As Island Heritage significantly changed its reinsurance program effective April 1, 2008, the results for the periods ended March 31, 2009 and March 31, 2008 are not directly comparable.

Gross premiums written were $16.7 million for the three months ended March 31, 2009, compared to $19.1 million for the three months ended March 31, 2008.  The decrease is primarily related to the non-renewal of certain contracts which no longer met the Company’s profitability targets. Contracts are written on a per risk basis and consist primarily of property lines.

Insurance premiums ceded for the three months ended March 31, 2009 were $10.9 million compared to $11.2 million for the three months ended March 31, 2008.

The significant decrease in net premiums earned for the three months ended March 31, 2009, compared to the three months ended March 31, 2008 is due to the difference in the reinsurance program in place for both years.

Loss and loss adjustment expenses, acquisition costs and general and administrative expenses incurred of $5.8 million for the first quarter of 2009 were virtually unchanged compared to the same period in 2008.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three months ended March 31, 2009, the total return on invested assets was (0.1)% compared to 0.2%, for the three months ended March 31, 2008. We modified our asset allocation significantly in the fourth quarter of 2008. Therefore, the results for the periods ended March 31, 2009 and March 31, 2008 are not directly comparable.

The key contributors to the investment performance this quarter were a strong performance from our US Treasury Inflation-Protected Securities (“TIPS”) portfolio, offset by negative performance of U.S. Real Estate and Commodities positions. The key contributors for the same period last year were a positive performance from the TIPS portfolio and a negative performance of equities.

Net investment (loss) income

Net investment (loss) income for the first quarter of 2009 was $(1.8) million, compared to $18.7 million for the same quarter in 2008, a decrease of $20.5 million.

Net investment income decrease for the three month period is principally due to the negative amortization on the TIPS, caused by the impact of negative inflation index and due to lower short-term interest rates in the current quarter. It should be noted that our TIPS portfolio generated a positive total return of 3.9% in the current quarter. However, this return is recorded as $8.4 million of negative amortization income and $19.7 million of realized and unrealized gains. In comparison, for the first quarter of 2008, we had recorded $3.3 million of positive amortization income and $19.7 million of realized and unrealized gains. Our net investment income (and hence our operating income) may be impacted by large movement in inflation rates.

Net realized and unrealized losses – investments

Net realized and unrealized losses on our investment portfolio amounted to $1.9 million for the three months ended March 31, 2009, compared to $12.4 million for the three months ended March 31, 2008.  Losses on our real estate and commodities holdings in 2009 were mostly offset by gains on the TIPS as described above. 2008 losses were mostly attributable to equity positions, which were sold later in 2008.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company’s policy is to hedge the majority of its non-investment currency exposure with derivative instruments such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains and losses - other amounted to $7.4 million gain for the first quarter of 2009 compared to $(12.2) million loss for the first quarter of 2008.

The primary components of the $7.4 million gain for the three months ended March 31, 2009, are as follows:

Three months ended March 31, 2009
Balance sheet hedge:
- foreign currency forwards, hedges on reinsurance balances and ineffective piece of our designated hedges on investments in subsidiaries:	$7.7 million
- foreign currency swaps on our subordinated debt:	$(0.8) million
Total premium earned on other reinsurance derivatives	$0.5 million

Interest expense

Interest expense for the first quarter of 2009 was $3.6 million, compared to $5.3 million for the same quarter in 2008. The decrease in interest expense for the three months ended March 31, 2009 compared to the same period in 2008 is primarily related to the decrease in short term interest rates from period to period.

Flagstone shareholders’ equity

At March 31, 2009, Flagstone’s shareholders’ equity was $1.0 billion and diluted book value per share was $11.60.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure, and a reconciliation of this measure to Flagstone’s shareholders’ equity is presented at the end of this release. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Additional information

The Company will host a conference call on Tuesday, May 5, 2009 at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody’s Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.bm.

Please refer to the unaudited March 31, 2009 Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three month periods ended March 31, 2009 and March 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended
	March 31, 2009	March 31, 2008
REVENUES
Gross premium written	$361,485	$242,246
Premium ceded	(75,669)	(16,014)
Net premiums written	285,816	226,232
Change in net unearned premiums	(112,981)	(90,975)
Net premiums earned	172,835	135,257
Net investment (loss) income	(1,753)	18,696
Net realized and unrealized losses - investments	(1,899)	(12,412)
Net realized and unrealized gains (losses) - other	7,430	(12,237)
Other income	5,169	1,724
Total revenues	181,782	131,028

EXPENSES
Loss and loss adjustment expenses	76,594	39,767
Acquisition costs	28,037	24,165
General and administrative expenses	34,300	26,549
Interest expense	3,557	5,340
Net foreign exchange losses (gains)	1,097	(6,699)
Total expenses	143,585	89,122

Income before income taxes and interest in earnings of equity investments	38,197	41,906
Provision for income tax	706	(865)
Interest in loss of equity investments	(378)	–
NET INCOME	38,525	41,041
Less: Income attributable to noncontrolling interest	(2,782)	(8,181)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$35,743	$32,860

Net income	$38,525	41,041
Change in currency translation adjustment	1,867	(1,420)
Change in defined benefit pension plan obligation	(176)	(549)
COMPREHENSIVE INCOME	40,216	39,072

Less: Comprehensive income attributable to noncontrolling interest	(2,579)	(8,181)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$37,637	$30,891

Weighted average common shares outstanding—basic	85,070,002	85,469,270
Weighted average common shares outstanding—diluted	85,208,295	85,690,742
Basic earnings per common share	$0.42	$0.38
Diluted earnings per common share	$0.42	$0.38
Dividends declared per common share	$0.04	$0.04

Segment Reporting (unaudited) – For the three month periods ended March 31, 2009 and March 31, 2008 (expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended March 31, 2009					Three Months Ended March 31, 2008
	Reinsurance	Lloyd’s	Insurance	Inter segment Eliminations (1)	Total	Reinsurance	Insurance	Inter segment Eliminations (1)	Total
Gross premiums written	$303,794	$48,979	$16,722	$(8,010)	$361,485	$223,141	$19,105	$–	$242,246
Premiums ceded	(67,635)	(5,149)	(10,895)	8,010	(75,669)	(5,320)	(11,160)	466	(16,014)
Net written premiums	236,159	43,830	5,827	–	285,816	217,821	7,945	466	226,232
Net premiums earned	$166,596	$6,443	$(162)	$(42)	$172,835	$128,121	$7,136	$–	$135,257
Other related income	1,027	2,020	5,606	(3,623)	5,030	212	829	–	1,041
Loss and loss adjustment expenses	(71,230)	(5,331)	(95)	62	(76,594)	(39,802)	35	–	(39,767)
Acquisition costs	(27,375)	(1,037)	(3,269)	3,644	(28,037)	(20,910)	(3,255)	–	(24,165)
General and administrative expenses	(28,043)	(3,834)	(2,423)	–	(34,300)	(24,133)	(2,416)	–	(26,549)
Underwriting Income (Loss)	$40,975	$(1,739)	$(343)	$41	$38,934	$43,488	$2,329	$–	$45,817
Loss ratio (2)	42.8%	82.7%	1.7%		44.3%	31.1%	-0.4%		29.4%
Acquisition cost ratio (2)	16.4%	16.1%	60.1%		16.2%	16.3%	40.9%		17.9%
General and administrative expense ratio (2)	16.8%	59.5%	44.5%		19.9%	18.8%	30.3%		19.6%
Combined ratio (2)	76.0%	158.3%	106.3%		80.4%	66.2%	70.8%		66.9%

(1) Inter segment eliminations for 2009 relate to a quota share arrangement between Flagstone Suisse and Island Heritage.

(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Consolidated Condensed Balance Sheets as at March 31, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars)

	As at March 31, 2009	As at December 31, 2008
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2009 - $937,374; 2008 - $787,792)	$944,520	$784,355
Short term investments, at fair value (Amortized cost: 2009 - $121,347; 2008 - $30,491)	124,907	30,413
Equity investments, at fair value (Cost : 2009 - $10,698; 2008 - $16,266)	2,855	5,313
Other investments	52,314	54,655
Total Investments	1,124,596	874,736
Cash and cash equivalents	603,950	783,705
Restricted cash	41,644	42,403
Premium balances receivable	363,382	218,287
Unearned premiums ceded	68,014	31,119
Reinsurance recoverable	11,582	16,422
Accrued interest receivable	6,840	7,226
Receivable for investments sold	14,578	9,634
Deferred acquisition costs	59,970	44,601
Funds withheld	12,425	14,433
Goodwill, intangibles and other assets	165,058	173,404
Total Assets	$2,472,039	$2,215,970

LIABILITIES
Loss and loss adjustment expense reserves	$429,802	$411,565
Unearned premiums	421,218	270,891
Insurance and reinsurance balances payable	51,641	31,123
Payable for investments purchased	28,762	7,776
Long term debt	265,306	252,575
Other liabilities	51,158	58,577
Total Liabilities	1,247,887	1,032,507

EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2009 - $84,864,844; 2008 - 84,801,732)	849	848
Additional paid-in capital	901,344	897,344
Accumulated other comprehensive loss	(6,377)	(8,271)
Retained earnings	128,307	96,092
Total Flagstone Shareholders’ Equity	1,024,123	986,013
Noncontrolling Interest in Subsidiaries	200,029	197,450
Total Equity	1,224,152	1,183,463
Total Liabilities and Equity	$2,472,039	$2,215,970

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers’ businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at March 31, 2009 and December 31, 2008.

Book Value per Share (unaudited)

	As at March 31, 2009	As at December 31, 2008
	($ in thousands, except share and per share data)
Flagstone Shareholders’ Equity	$1,024,123	$986,013
Potential net proceeds from assumed:
Exercise of PSU (1)	–	–
Exercise of RSU (1)	–	–
Conversion of warrant - ($14.80 strike price) (2)	–	–
Diluted Flagstone Shareholders’ Equity	$1,024,123	$986,013

Common shares outstanding - end of period	84,864,844	84,801,732
Vest RSUs	205,158	135,476
Total Common shares outstanding - end of period	85,070,002	84,937,208

Potential shares to be issued:
PSUs expected to vest	2,871,703	2,189,982
RSUs outstanding	320,210	147,400
Conversion of warrant - ($14.80 strike price) (2)	–	–
Common Shares Outstanding - Diluted	88,261,915	87,274,590

Basic book value per share	$12.04	$11.61

Diluted book value per share	$11.60	$11.30
(1) No proceeds due when exercised
(2) Below strike price - not dilutive